Exhibit 10.26
Employment Agreement
This Employment Agreement (this “Agreement”) is made and entered into effective as of August 11, 2009 (the “Effective Date”), by and between Skilled Healthcare, LLC, a Delaware limited liability company (the “Company”), and Chris Felfe (“Employee”).
RECITALS

A.	It is the desire of the Company to assure itself of the continued services of Employee by entering into this Agreement.

B.	Employee and the Company mutually desire that Employee provide services to the Company on the terms herein provided.

C.
In consideration of his employment and the compensation to be paid by the Company for Employee's continued services, Employee hereby acknowledges that he understands and agrees that the provisions hereof are part of his employment with the Company.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:
1.Employment.

(a)	General. The Company hereby employs Employee and Employee hereby accepts employment upon the terms and conditions herein provided.

(b)
Employee-At-Will. The employment of Employee shall be “at-will” at all times. Employee’s employment with the Company may be terminated at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, unless Employee’s employment is terminated without Cause (as defined in Section 3(c)).

(c)
Position and Duties. Employee shall serve as the Senior Vice President of Finance and Chief Accounting Officer of the Company, with such customary responsibilities, duties and authority as may from time to time be assigned to Employee by his supervisor(s). The Company reserves the right to change the reporting relationship of Employee and/or to make title changes. Employee agrees to devote Employee’s full business time, attention and best efforts to the performance of Employee’s duties and the business and affairs of the Company (which may include service to the Company, its parent, Skilled Healthcare Group, Inc. (the “Parent”), and their respective direct and indirect subsidiaries). It shall not be a violation of this Agreement for Employee to serve on industry trade, civic or charitable boards or committees or to manage his personal investments and affairs, as long as such activities do not interfere with the performance of Employee’s duties and responsibilities as an employee of the Company.

(d)
Compliance with Applicable Policies, Standards, Rules and Regulations. Employee agrees that in all aspects of such employment, Employee shall comply with all policies, standards, rules and regulations of the Company and the Parent, as well as applicable state and federal regulations, established from time to time, and shall perform Employee’s duties faithfully, intelligently, to the

EMPLOYMENT AGREEMENT – CHRIS FELFE

best of Employee’s ability and in the best interest of the Company. The Company has adopted the Skilled Healthcare Group Code of Conduct, the Facility Code of Conduct Handbook, the Employee Handbook and the Employee Dispute Resolution Book (collectively, the “Company Policies”). The Company Policies are available online and Employee acknowledges hereby that he has been provided copies of the Company Policies and is required to review and abide by each of the Company Policies.

(e)
No Conflict. Employee represents and warrants that Employee’s execution of this Agreement, Employee’s employment with the Company, and the performance of Employee’s proposed duties under this Agreement shall not violate any obligations Employee may have to any other employer, person or entity, including obligations with respect to proprietary or confidential information of any other person or entity.

(f)
Location. Employee acknowledges that the Company’s principal offices are currently located at Foothill Ranch, California. Employee shall operate principally out of such offices, as they may be moved from time to time within 40 miles of their current location in Foothill Ranch, California. The Company expects, and Employee agrees, that Employee shall be required to travel from time to time in order to fulfill Employee’s duties to the Company.

2.    Compensation and Related Matters.

(a)
Base Salary. Employee shall receive a base salary at a rate of $225,000 per annum (the “Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company. The Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

(b)
Bonus Program. Employee will be eligible to participate in a performance-based bonus program developed by the Company for similarly situated employees (“Bonus Program”) for each fiscal year of the Company that Employee is employed by the Company at the end of that fiscal year. The terms and conditions of the Bonus Program shall not be materially less favorable to Employee than the terms and conditions applicable to similarly situated employees within the Company, based on responsibilities, authority and title, and subject to adjustment for Employee’s personal performance.

(c)
Equity Plan. Employee will be eligible to participate in the Amended and Restated Skilled Healthcare Group, Inc. 2007 Incentive Award Plan, or any equivalent successor plan of the Parent (the “Equity Plan”). Any awards made to Employee under the Equity Plan shall be subject to approval by the Compensation Committee of the Parent’s Board of Directors and shall be granted in accordance with the Company’s equity granting practices applicable to similarly situated employees within the Company, based on responsibilities, authority and title, and subject to adjustment for Employee’s personal performance.

(d)
Benefits. Employee shall be entitled to participate in group medical insurance, and other standard benefits provided by the Company, as may be amended from time to time, which are made available by the Company to similarly situated employees within the Company, based on responsibilities, authority and title.

(e)
Vacation. Employee shall not participate in any Company sponsored vacation plan; however Employee will be expected to work a minimum of 49 weeks per calendar year, prorated as applicable for partial calendar year service, which will allow three weeks off with pay each full calendar year. The minimum work threshold is tied to the calendar year and no rollover is permitted from one year to the next. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Employee.

EMPLOYMENT AGREEMENT – CHRIS FELFE

(f)
Expenses. The Company shall reimburse Employee for all reasonable travel and other business expenses incurred by Employee in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy.

3.    Termination.

(a)
Termination by Death. Employee’s employment shall terminate automatically upon Employee’s death. The Company shall pay to Employee’s beneficiaries or estate, as appropriate, any compensation then due and owing. Nothing in this Section 3 shall affect any entitlement of Employee’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

(b)
Termination by Disability. If Employee becomes eligible for the Company’s long-term disability benefits or if, in the sole opinion of the Company, Employee is unable to carry out the responsibilities and functions of the position held by Employee by reason of any physical or mental impairment, with or without reasonable accommodation, for more than 90 consecutive days or more than 120 days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Employee’s employment. The Company shall pay to Employee all compensation to which Employee is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section 3 shall affect Employee’s rights under any disability plan in which Employee is a participant.

(c)
Termination for Cause. The Company may terminate Employee’s employment for Cause at any time, without advance notice. The Company shall pay to Employee all compensation to which Employee is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease. The Company shall have “Cause” to terminate Employee’s employment hereunder upon:

(i)
Employee’s failure to perform substantially his duties as an employee of the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), which is not cured within 15 days after a written demand for performance is given to the Employee by the Company specifying in reasonable detail the manner in which the Employee has failed to perform substantially his duties as an employee of the Company;

(ii)
Employee’s failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Company consistent with the terms of this Agreement that, if capable of cure, is not cured by the Employee within 15 days after written notice given to the Employee describing such failure in reasonable detail;

(iii)
Employee’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or, to the extent involving fraud, dishonesty, theft, embezzlement or moral turpitude, any other crime;

(iv)
Employee’s violation of a material regulatory requirement relating to the business of the Company and its subsidiaries that, in the good faith judgment of the Company’s management, is injurious to the Company in any material respect;

(v)
Employee’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Employee’s duties and responsibilities under this Agreement;

EMPLOYMENT AGREEMENT – CHRIS FELFE

(vi)
Employee’s breach of this Agreement in any material respect that, if capable of cure, is not cured by the Employee within 15 days after written notice given to the Employee describing such breach in reasonable detail;

(vii)	Employee’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty with respect to the Company or any of its affiliates; or

(viii)
Employee’s failure to maintain in good standing professional certifications and/or credentials expected for Employee’s position and the performance of his duties, and the failure to satisfy other employment screening/clearance requirements (e.g. OIG clearance).

(d)
Termination without Cause. The Company may terminate Employee’s employment without Cause at any time, without advance notice. If the Employee’s employment is terminated without Cause, Employee is not in material breach of the terms of this Agreement, and provided that Employee executes and delivers (and does not revoke, if a revocation period is required by the law) a general release of claims in a form acceptable to the Company in its sole and absolute discretion, the Company shall:

(i)
Pay Employee an amount equal to the Base Salary that Employee would have been entitled to receive if the Employee had continued his employment hereunder for a period of six months following the date of termination; and

(ii)
Cover the premium costs for medical benefits under COBRA for the Employee and, where applicable, his spouse and dependents, life insurance and disability insurance (all as in effect immediately prior to the date of termination) for a period of six months following the date of termination.

(e)
Termination by Employee. Employee may terminate employment with the Company at any time for any reason or no reason at all, upon two weeks’ advance written notice to the Company. During such notice period, Employee shall continue to perform all of Employee’s duties hereunder diligently. The Company shall have the option, in its sole discretion, to make Employee’s termination effective at any time prior to the end of such notice period as long as the Company pays Employee all compensation to which Employee is entitled up through the last day of the two-week notice period. Thereafter all obligations of the Company shall cease.

(f)
Internal Revenue Code Section 409A. Notwithstanding anything to the contrary in this Section 3, no payments in this section will be paid during the six-month period following the Employee’s termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated in this section would not cause the Employee to incur an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (in which case such amounts shall be paid at the time or times indicated in this section). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, the Company will pay the Employee a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Employee under this section.

Nondisclosure of Proprietary Information.

(g)
Except in connection with the faithful performance of Employee’s duties hereunder or pursuant to Section 4(c), Employee shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of

EMPLOYMENT AGREEMENT – CHRIS FELFE

any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Confidential information shall not include any information that has entered the public domain through no fault of Employee.

(h)
Upon termination of Employee’s employment with the Company for any reason, Employee will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

(i)
Employee may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process.

(j)	As used in this Section 4, the term “Company” shall include Parent, the Company and their respective direct or indirect subsidiaries and wholly owned companies.

(e)
Nothing in this Agreement shall prohibit Employee from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 4(c) above), (ii) disclosing information and documents to his attorney or tax advisor on a confidential basis for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, his personal rolodex and documents related to his own personal benefits, entitlements and obligations.

4.    Non-Solicitation; Non-Competition.

(a)
Non-Solicitation. Employee shall not at any time during the one-year period following Employee’s termination of employment with the Company, directly or indirectly, recruit or otherwise solicit or induce or encourage any employee, contractor, customer or supplier of the Company (i) to terminate its employment or arrangement with the Company, (ii) to otherwise change its relationship with the Company or (iii) to establish any relationship with Employee or any other person, firm, corporation or other entity for any business purpose competitive with the business of the Company. Employee agrees that if Employee, individually or as a consultant to, or as an employee, officer, director, stockholder, partner or other owner or participant in any business entity other than the Company, is directly involved in the hiring or employing of any person who is or was employed by, a consultant to or associated with the Company within a one-year period prior to the new employment or hiring of such person, then for each such person, Employee shall pay to the Company a lump sum equal to six months of that person’s most recent salary from the

EMPLOYMENT AGREEMENT – CHRIS FELFE

Company, payable on the first date of that person’s new employment or hiring, whichever is first, plus the Company’s reasonable attorneys’ fees incurred in enforcement of this Section 5(a). The foregoing shall not be construed to limit or modify in any way Employee’s non-solicitation covenants contained herein.

(b)
Non-Competition. Employee shall not, at any time while serving as an Employee of the Company and during the six-month period following the date of Employee’s termination, directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business (i) which competes with any business of the Company anywhere in the States of California, Kansas, Missouri, Nevada or Texas, (ii) which competes with any business of the Company in any State in which the Company operated a facility at any time (whether before or after the date of this Agreement) that the Employee was employed by the Company or (iii) which derives $500,000,000 or more in annual consolidated revenues from the operation of skilled nursing facilities in the United States; provided, however, that the Employee shall be permitted to acquire a passive stock interest in such a business provided the stock acquired is publicly traded and is not more than five percent (5%) of the outstanding interest in such business.

(c)
In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)	As used in this Section 5, the term “Company” shall include Parent, the Company and their respective direct or indirect subsidiaries and wholly owned companies.
5.    Inventions.

(a)
All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Employee may discover, invent or originate while employed by the Company, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Employee shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Employee hereby appoints the Company as his attorney-in‑fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

(b)	As used in this Section 6, the term “Company” shall include Parent, the Company and their respective direct or indirect subsidiaries and wholly owned companies.
6.    Non-Disparagement.
During his employment and following termination of his employment with the Company, Employee agrees not to disparage the Company, the Parent, or any of their direct or indirect subsidiaries or wholly owned companies, any of their products or practices, or any of their directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing.

EMPLOYMENT AGREEMENT – CHRIS FELFE

7.    Injunctive Relief.

(a)
It is recognized and acknowledged by Employee that a breach of the covenants contained in Sections 4, 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Employee agrees that in the event of a breach of any of the covenants contained in Sections 4, 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and temporary, preliminary and permanent injunctive relief.

(b)	As used in this Section 8, the term “Company” shall include Parent, the Company and their respective direct or indirect subsidiaries and wholly owned companies.
8.    Assignment and Successors.
The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Employee and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Employee’s rights or obligations may be assigned or transferred by Employee, other than Employee’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Employee shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive compensation hereunder following his death by giving written notice thereof to the Company.

9.    Governing Law.
This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law, and where applicable, the federal laws of the United States.
10.    Validity.
The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
11.    Notices.
Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, or any nationally recognized overnight courier service with signature certification of receipt, as follows:

(a)	If to the Company:
Skilled Healthcare, LLC
27442 Portola Parkway
Suite 200
Foothill Ranch, California 92610
Attn: CEO/ Boyd Hendrickson

with copies to:

EMPLOYMENT AGREEMENT – CHRIS FELFE

Skilled Healthcare, LLC
27442 Portola Parkway
Suite 200
Foothill Ranch, California 92610
Attn: General Counsel/Roland Rapp

(b)    If to Employee:

Chris Felfe
1524 Sylvia Lane
Newport Beach, CA 92660

or at any other address as any party shall have specified by notice in writing to the other party.
12.    Counterparts.
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
13.    Entire Agreement.
The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Employee by the Company and supersede all prior understandings and agreements, whether written or oral. The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
14.    Amendments; Waivers.
This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and a duly authorized officer of Company. By an instrument in writing similarly executed, Employee or a duly authorized officer of the Company may waive compliance by the other party or parties with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties under this Agreement shall survive any termination of Employee’s employment.
15.    No Inconsistent Actions.
The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
16.    Construction.
This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those

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parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
17.    Arbitration.
Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Employee’s employment by the Company, including, but not limited to, any state or federal statutory claims, shall be resolved in accordance with the Company’s Employment Dispute Resolution Program (the “EDR Program”). Employee hereby acknowledges receipt of the Employment Dispute Resolution Book, a copy of which is attached hereto as Exhibit A and is available online. Employee further acknowledges that the Company may alter the EDR Program at any time, with or without notice to Employee.
18.    Enforcement.
If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
19.    Withholding.
The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
20.        Cooperation in Litigation.

(a)
Employee promises and agrees that, following the date his employment by the Company terminates, he will reasonably cooperate with the Company in any litigation in which the Company is a party or otherwise involved which arises out of events occurring prior to the termination of his employment, including but not limited to, serving as a consultant (at a reasonable hourly rate) or witness and producing documents and information relevant to the case or helpful to the Company.

(b)	As used in this Section 21, the term “Company” shall include Parent, the Company and their respective direct or indirect subsidiaries and wholly owned companies.
21.    Employee Acknowledgment.
Employee acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

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[Signature Page Follows]

EMPLOYMENT AGREEMENT – CHRIS FELFE

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

SKILLED HEALTHCARE, LLC
By: /s/ Devasis Ghose
Name: Devasis Ghose
Title: EVP and Chief Financial Officer

EMPLOYEE

By: /s/ Chris Felfe
Chris Felfe

EMPLOYMENT AGREEMENT – CHRIS FELFE

Exhibit A

Employee Dispute Resolution Book

EMPLOYMENT AGREEMENT – CHRIS FELFE